EXHIBIT 10.11.2


                  RESTRICTED STOCK SUBCOMMITTEE

                        Atlanta, Georgia
                        October 17, 1996


Resolutions authorizing withholding for tax liabilities by delivery of or withholding of shares of common stock under the 1989 Restricted Stock Award Plan
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RESOLVED, that holders of awards pursuant to the terms of the
1989 Restricted Stock Award Plan may elect to deliver already-owned shares of Company common stock or to have shares of Company common stock withheld from the shares which would have been delivered upon the lapse of restrictions upon such awards in order to satisfy the Federal, state and local tax liabilities arising from the transactions, subject to the right of this Committee to rescind its advance approval and to disapprove any election; and

FURTHER RESOLVED, that permission to so satisfy tax liabilities shall be subject to the following conditions: (i) recipients of awards electing to satisfy tax liabilities as described above must make an irrevocable election in writing to do so on or before the date as of which the amount of tax to be withheld is determined, and (ii) the election is subject to the right of this Committee to rescind approval as described above; and

FURTHER RESOLVED, that the Secretary of this Committee may implement such procedures as she may deem necessary or convenient to carry out the intent of this action of this Committee.